Exhibit 99.1

Active Power Renews Global OEM Agreement with Caterpillar

New Agreement Demonstrates Commitment to Active Power and

Validates Underlying Flywheel Energy Storage Technology

AUSTIN, Texas (April 24, 2008) – Active Power, Inc. (NASDAQ: ACPW), inventor and manufacturer of the most energy-efficient critical power systems in the world, announced today it has renewed its global distribution agreement with its largest OEM partner and customer Caterpillar, Inc. (NYSE: CAT). The new three-year contract contains substantially similar terms and conditions to the previous agreement with enhancements to reflect new products, operational processes and pricing. As part of the distribution agreement, Caterpillar will continue to market Active Power products under the Caterpillar brand and as a complement to its own product line.

“Today’s announcement reinforces the importance of Caterpillar’s business relationship with Active Power,” said Jim Clishem, president and CEO of Active Power. “This renewal agreement is a solid example of how we want to maintain and strengthen all of our various sales channels as the company continues to grow. Caterpillar and its dealer network are a key part of Active Power’s global growth strategy to market our energy efficient, economically green backup power solutions to an increasingly informed and receptive audience.”

An initial agreement with Caterpillar was signed in 1999 to develop and market a fully integrated flywheel based UPS (uninterruptible power supply) system. These UPS systems were designed and manufactured to Caterpillar specifications based on Active Power’s patented flywheel technology. In August 2000, Active Power signed a multi-year worldwide distribution agreement with Caterpillar, allowing the company to market Active Power’s CleanSource® UPS solution under the ‘CAT UPS’ brand name. Sales to Caterpillar continued to climb and in 2007 revenue from Caterpillar and its dealer network represented 31 percent of Active Power’s total revenue. In the fourth quarter of 2007, Active Power announced a significant single 8 megawatt order via Caterpillar for a preeminent name brand global data center operator.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, the Active Power logo, and CleanSource are registered trademarks of, and CoolAir is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com